UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 3, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, FL	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Completion of Mandatory Warrant Redemption

On March 5, 2014, Platform Specialty Products Corporation (“Platform”) issued a press release announcing that, as of March 4, 2014, a mandatory redemption event had occurred with respect to all of its outstanding warrants (OTCBB:PLAW), and that each warrant would be mandatorily redeemed by Platform for $0.01 per warrant on April 3, 2014, unless exercised before 5:00 p.m. on April 2, 2014.  The mandatory redemption event had been triggered as the daily volume weighted average price of Platform’s common stock on the New York Stock Exchange for the ten consecutive trading days ended March 4, 2014 was equal to or greater than $18.00.

On April 3, 2014, Platform completed the mandatory redemption of 8,580 outstanding warrants for $0.01 per warrant.  Prior to the redemption and since December 31, 2013, approximately 48.7 million warrants had been exercised, generating $186.8 million of net cash proceeds to Platform.  The warrants were exercisable in multiples of three for one share of Platform’s common stock at an exercise price of $11.50 per whole share of common stock.  Platform currently has 121,491,380 shares of common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

April 7, 2014	By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Senior Vice President and Chief Financial Officer